EXHIBIT 99.1

DS Healthcare Names Renee Barch-Niles Chief Executive Officer

Pompano Beach, Fla., Oct. 26, 2015 - DS Healthcare Group, Inc. (DSKX) today announced that Renee Barch-Niles has been named Chief Executive Officer. Barch-Niles succeeds Daniel Khesin, DS Healthcare’s founding CEO. Khesin will continue to serve as Chairman and will lead product innovation.

Renee Barch-Niles has joined DS Healthcare Group to scale its innovative organization into a market leading health and wellness powerhouse focused on technologically advanced, consumer-driven personal care solutions. Barch-Niles is a leader in the retail industry with an exceptional track record of delivering significant business results for fast moving consumer goods companies. She has also been recognized by Progressive Grocer in 2009, 2013 and 2015 as a “Top Woman” in the retail industry.

With over 18 years of experience in CPG and over 12 years focused on the health, beauty and wellness industry, Barch-Niles has proven experience in optimizing revenues, reducing expenditures and implementing business operation strategies that bring profitability to the company shareholders.

Prior to joining DS Healthcare, Barch-Niles held the position of President & General Manager of Emilia Personal Care, a global manufacturer, sales, marketing and distribution company specializing in innovative personal care solutions for national brands, private label and custom contract manufacturing. Barch-Niles drove rapid, double-digit percentage growth year over year via a focus upon sales, innovative product development, brand creation, marketing, acquisition of a US based manufacturing plant, and supply-chain and financial optimization for all North American operations. Her expertise in developing business-to-business strategies played an integral role in her success.

Earlier in her career, Barch-Niles held a series of marketing, sales and strategy positions including Vice President of Global Business Development where she was responsible for managing a sales portfolio in global food, drug, mass, club and specialty channels of over $16 billion in manufacturing sales at Daymon Worldwide, a global leader specializing in the sourcing, sales, and marketing of private brand consumer products. She drove the strategy and advancement of all business development initiatives including private brand business growth focused on category management, innovation, product development, channel expansion and relationship cultivation. She also held the position of Sr. Director of Marketing and Brand Development for GT Entertainment, a leading direct-to-consumer marketing company. There, Renee was responsible for the creation, development, launch and maintenance of new brands from inception to completion, achieving a $50 million dollar beauty and wellness product portfolio.

"DS Healthcare is uniquely positioned to transform the personal care industry as quality, innovation and science is a part of the organization's DNA," said Barch-Niles. "My focus will be for DS Laboratories to become a leader in the personal care space building strategic agility, consumer-focused discipline and customer oriented, value-added solutions. I am confident that we will enhance the global reach, impact and revenue of DS Laboratories and its overall brand portfolio in ways that will delight our clients and shareholders for the foreseeable future,” stated Barch-Niles.

“Our goal was to bring together the right leadership and experience to aggressively scale our innovative business model. In the most intensive recruiting effort in the company’s history, Renee was selected from several hundred candidates. She has the ideal combination of character traits and experience that make her a perfect fit to implement the kind of infrastructure that the company needs to support much higher revenue on a global scale. This requires the ability to create discipline and process flow in a very dynamic and creative environment,” said Khesin.

Khesin added, “with the recent appointment of Manuel Gonzalez, a former Global VP of Sales for Procter & Gamble, as our Chief Commercial Officer we now have an all-star cast to capitalize on the myriad opportunities before us.”

About DS Healthcare Group

DS Healthcare Group Inc. develops novel biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, pharmacies, and salons. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Healthcare Group's flagship brand, visit www.dslaboratories.com